Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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HEXION SPECIALTY CHEMICALS, INC.; NIMBUS	)
MERGER SUB INC.; APOLLO INVESTMENT FUND IV,	)
L.P.; APOLLO OVERSEAS PARTNERS IV, L.P.;
APOLLO ADVISORS IV, L.P.; APOLLO MANAGEMENT	)
IV, L.P.; APOLLO INVESTMENT FUND V, L.P.;	)
APOLLO OVERSEAS PARTNERS V, L.P.; APOLLO
NETHERLANDS PARTNERS V(A), L.P.; APOLLO	)
NETHERLANDS PARTNERS V(B), L.P.; APOLLO	)
GERMAN PARTNERS V GMBH & CO. KG; APOLLO
ADVISORS V, L.P.; APOLLO MANAGEMENT V, L.P.;	)
APOLLO INVESTMENT FUND VI, L.P.; APOLLO	)
OVERSEAS PARTNERS VI, L.P.; APOLLO OVERSEAS	)
PARTNERS (DELAWARE) VI, L.P.; APOLLO
OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.;	)	C.A. No. _____
APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.;	)
APOLLO ADVISORS VI, L.P.; APOLLO MANAGEMENT
VI, L.P.; APOLLO MANAGEMENT, L.P.; AND APOLLO	)
GLOBAL MANAGEMENT, LLC,	)
Plaintiffs,	)
v.	)
HUNTSMAN CORP.,	)
Defendant.	)
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COMPLAINT

     Plaintiffs Hexion Specialty Chemicals, Inc. (“Parent”); Nimbus Merger Sub Inc. (“Merger Sub,” and, together with Parent, “Hexion”); and Apollo Investment Fund IV, L.P.; Apollo Overseas Partners IV, L.P.; Apollo Advisors IV, L.P.; Apollo Management IV, L.P.; Apollo Investment Fund V, L.P.; Apollo Overseas Partners V, L.P.; Apollo Netherlands Partners V(A), L.P.; Apollo Netherlands Partners V(B), L.P.; Apollo German Partners V GmbH & Co. KG; Apollo Advisors V, L.P.; Apollo Management V, L.P.; Apollo Investment Fund VI, L.P.;

Apollo Overseas Partners VI, L.P.; Apollo Overseas Partners (Delaware) VI, L.P.; Apollo Overseas Partners (Delaware 892) VI, L.P.; Apollo Overseas Partners (Germany) VI, L.P.; Apollo Advisors VI, L.P.; Apollo Management VI, L.P.; Apollo Management, L.P.; and Apollo Global Management, LLC (collectively, the “Apollo entities”), by their undersigned attorneys, for their complaint for declaratory relief against defendant Huntsman Corp. (“Huntsman”), upon knowledge as to themselves and their conduct and upon information and belief as to all other matters, allege as follows:

NATURE OF THE ACTION

     1. On July 12, 2007, Hexion and Huntsman entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Hexion agreed to acquire Huntsman for $28 in cash per share of Huntsman common stock (the “Merger”), provided certain conditions were met. Hexion and Huntsman both agreed, and the Merger Agreement provided, that Hexion would fund the Merger solely with debt financing pursuant to a Commitment Letter provided by Credit Suisse and Deutsche Bank; the proceeds from debt financing (along with available cash at Hexion and Huntsman) would be the only source of funds for closing the Merger. The parties understood and agreed that the financing under the Commitment Letter could only be drawn if the two banks were provided with a satisfactory opinion that the merged company would be solvent. Based on the anticipated operating performance and projected reduction in Huntsman’s debt levels and the strength of Hexion’s balance sheet and income statement, Huntsman and Hexion both expected that solvency would not be an issue.

     2. The parties’ expectations have not been realized. Instead, Huntsman’s net debt has increased dramatically beyond estimates at signing; assuming a closing at September 30, 2008, Hexion anticipates that Huntsman’s net debt will rise to $■■■■ by that date, over

$■■■■ more than expected based on Huntsman’s cash flow projections at the time the Merger Agreement was negotiated.

     3. This dramatic increase in Huntsman’s debt is attributable, in part, to the fact that Huntsman’s financial performance has fallen drastically short of expectations: Huntsman generated a total of approximately $381 million in adjusted earnings before interest, taxes, depreciation and amortization from its continuing operations (“EBITDA”) in the last quarter of 2007 and the first quarter of 2008 combined, an annualized run rate of $761 million, 41% less than Huntsman’s pre-signing forecast for 2008. Huntsman’s adjusted earnings per share fell to $0.07 per share in the first quarter of 2008, down 72% from the $0.25 per share earned in the first quarter of 2007.

     4. Since signing, three of Huntsman’s five business lines have underper-formed against expectations, with the most dramatic decline coming in Huntsman’s Pigments and Textile Effects businesses. While Huntsman originally projected that those two businesses would generate $■■■■ in EBITDA in 2008, together they have generated a total of only $30 million of EBITDA in the last two reported quarters, an annualized run rate of only $60 million; that run rate is ■% less than Huntsman’s original projections for 2008 EBITDA. Overall, the deteriorated earnings picture coupled with the increase in net debt has resulted in a decrease in Huntsman’s equity value of more than ■%.

     5. This dramatic and unforeseen increase in Huntsman’s debt and significant decline in its earnings (and, to a lesser extent, an increase in Hexion’s net debt and reduction in earnings), raised serious concerns about whether the merged company would be solvent if the Merger and related transactions were consummated and whether the Commitment Letter would provide enough money to close the deal. In light of these concerns, Hexion engaged Duff &

Phelps, an independent valuation firm, to determine whether it would be possible to deliver a solvency opinion for the combined company. Duff & Phelps concluded that the merged company would be insolvent.

     6. Accordingly, Hexion does not believe that it will be possible for the Merger to be consummated: Credit Suisse and Deutsche Bank are not required to, and Hexion does not believe that they will, fund the Commitment Letter if they cannot be provided with the assurance that they are entitled to that the combined company will be solvent. Moreover, there is a deficit of ■■■■■■ between the projected amount necessary to close the deal and the amount of funds available under the Commitment Letter and in available cash. While Hexion will continue to use reasonable best efforts to obtain alternate financing and obtain all necessary regulatory approvals, and while Hexion itself is a healthy company, on a stand-alone basis, in light of the current crisis in the debt markets and the substantial underperformance of Huntsman, Hexion does not believe that alternate financing on terms no less favorable than those provided in the Commitment Letter can be obtained.

     7. The possibility that Credit Suisse and Deutsche Bank would not provide the financing for the Merger was contemplated by the parties, who provided in the Merger Agreement that if the financing provided under the Commitment Letter became unavailable and alternate financing on no less favorable terms could not be arranged, Hexion’s sole liability to Huntsman would be the payment of a $325 million termination fee. It was agreed that the Apollo entities would have no obligation to fill any funding gap and that specific performance against Hexion to close the Merger would not be an available remedy.

     8. The parties further agreed that if Huntsman suffered a “Company Material Adverse Effect” in its business, no termination fee would be due. In light of the substantial deterioration in Huntsman’s financial performance and increase in Huntsman’s net debt and the expectation that the material downturn in Huntsman’s business will continue for a significant period of time, if the conditions to closing were to be measured today, Huntsman, in fact, has suffered a Company Material Adverse Effect in its business within the meaning of the Merger Agreement.

     9. In light of the foregoing, plaintiffs bring this action seeking a declaratory judgment that: (a) in the event that the Merger cannot be consummated because Credit Suisse and Deutsche Bank cannot be provided with a satisfactory solvency opinion, the liability of Hexion would be limited to at most the $325 million termination fee; (b) if the conditions to closing were measured now, Hexion would in fact have no liability to Huntsman because Huntsman has suffered a Company Material Adverse Effect; and (c) in any event, the Apollo entities have no liability whatsoever to Huntsman in the event the Merger is not consummated.

PARTIES

     10. Plaintiff Hexion Specialty Chemicals, Inc. is a New Jersey corporation, with principal executive offices at 180 East Broad Street, Columbus, Ohio.

     11. Plaintiff Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Hexion Specialty Chemicals, Inc., with principal executive offices 180 East Broad Street, Columbus, Ohio.

     12. Plaintiff Apollo Investment Fund IV, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners IV, L.P. is a Cayman Islandslimited partnership w ith principal executive offices at One Manhattanville Road, Purchase, New York. Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. are referred to collectively as “Apollo Fund IV.” Plaintiff

Apollo Advisors IV, L.P., a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York, is the general partner of Apollo Fund IV. Plaintiff Apollo Management IV, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York, is the investment manager for Apollo Fund IV.

     13. Plaintiff Apollo Investment Fund V, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners V, L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Netherlands Partners V(A), L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Netherlands Partners V(B), L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo German Partners V GmbH & Co. KG is a German limited partnership with its principal executive offices at One Manhattanville Road, Purchase, New York. Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P. and Apollo German Partners V GmbH & Co. KG are referred to collectively as “Apollo Fund V.” Plaintiff Apollo Advisors V, L.P., a Delaware limited partnership, with principal executive offices at One Manhattanville Road, Purchase, New York, is the general partner of Apollo Fund V. Plaintiff Apollo Management V, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York, is the investment manager for Apollo Fund V.

     14. Apollo Fund IV and Apollo Fund V together hold a 92% interest in Hexion LLC, the 100% owner of Hexion Specialty Chemicals, Inc.

     15. Plaintiff Apollo Investment Fund VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners VI, L.P. is a Cayman Islands limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners (Delaware) VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhattanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners (Delaware 892) VI, L.P. is a Delaware limited partnership with principal executive offices at One Manhat-tanville Road, Purchase, New York. Plaintiff Apollo Overseas Partners (Germany) VI, L.P. is a Cayman Islands limited partnership with its principal executive offices at One Manhattanville Road, Purchase, New York. Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P. are referred to collectively as “Apollo Fund VI.” Plaintiff Apollo Advisors VI, L.P., a Delaware limited partnership, with principal executive offices at One Manhattanville Road, Purchase, New York, is the general partner of Apollo Fund VI. Plaintiff Apollo Management VI, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York, is the investment manager for Apollo Fund VI. On June 1, 2007, Hexion and Apollo Management VI, L.P. entered into a confidentiality agreement with Huntsman in connection with consideration of a possible transaction involving Hexion and Huntsman.

     16. Plaintiff Apollo Management, L.P., a Delaware limited partnership with principal executive offices at 9 West 57th Street, New York, New York, is the sole member and manager of Apollo Management IV, L.P., Apollo Management V, L.P. and Apollo Management VI, L.P.

     17. Plaintiff Apollo Global Management, LLC, a Delaware limited liability corporation with principal executive offices at 9 West 57th Street, New York, New York, is the ultimate parent company of all of the other Apollo entities.

     18. Defendant Huntsman Corp. is a Delaware corporation with principal executive offices at 500 Huntsman Way, Salt Lake City, Utah.

JURISDICTION

     19. Jurisdiction is proper because Hexion and Huntsman expressly negotiated and agreed that the courts of Delaware would have exclusive jurisdiction over any dispute relating to or arising out of the Merger Agreement or the transactions contemplated by it.

     20. Specifically, Section 8.7(b) of the Merger Agreement provides that:

The parties hereto irrevocably submit to the jurisdiction of the
Court of Chancery of the State of Delaware (or, if the Court of
Chancery of the State of Delaware or the Delaware Supreme Court
determines that, notwithstanding section 111 of the DGCL, the
Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the
State of Delaware) and the federal courts of the United States of
America located in the state of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this agreement and the docu-
ments referred to in this agreement or in respect of the trans-
actions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpreta-
tion or enforcement hereof or any such document that it is not sub-
ject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this agreement or any such docu-
ment may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such ac-
tion, suit or proceeding shall be heard and determined exclu-
sively by such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Sec-

tion 8.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. (Emphasis added.)

FACTUAL ALLEGATIONS

A.      Huntsman transforms itself into the “New Huntsman.”

     21. Huntsman’s primary business is the global manufacture and marketing of chemical products. In 2006, Huntsman embarked upon a plan to reposition itself as the “New Huntsman,” a more diversified and global company with a focus on differentiated chemical products, rather than commodity chemical products which Huntsman considered more volatile and cyclical.

     22. Towards that end, on June 30, 2006, Huntsman acquired the global Textile Effects business of Ciba Specialty Chemicals, Inc. At the same time, Huntsman began divesting its commodity chemical businesses, starting with the sale, on June 27, 2006, of its U.S. Butadine and MTBE business, which had been part of Huntsman’s Base Chemicals business, to Texas Petrochemicals L.P. The transformation of Huntsman continued when, on December 26, 2006, an affiliate of Saudi Arabian Basic Industries Corp. acquired Huntsman’s European Base Chemicals and Polymers businesses. And, in February 2007, Huntsman agreed to divest its other commodity businesses, the United States Base Chemicals and Polymers businesses, to Flint Hills Resources, L.P., a subsidiary of Koch Industries, Inc.

     23. As a result of this transformation, the “New Huntsman” now operates five primary lines of business: Polyurethanes; Advanced Materials; Textile Effects; Performance Products; and Pigments. These five businesses operate in four segments, with Advanced Materials and Textile Effects combined in a segment called “Materials and Effects” for public reporting purposes.

     24. Huntsman has presented the “New Huntsman” as being more diversified and global, with less dependence on volatile raw materials, and as having a more stable, and growing, earnings profile. Huntsman has also represented that the transformation would strengthen its balance sheet; on May 1, 2007, Huntsman stated that it expected that completion of its sale of the United States Base Chemicals and Polymers businesses, along with receipt of certain insurance proceeds, would reduce its net debt by approximately $900 million, i.e. to $3.1 billion.

B.    Huntsman puts itself up for sale.

     25. In or about May 2007, Huntsman contacted potential buyers, including Hexion, regarding a potential sale of the company. In the weeks that followed, two principal bidders for the company emerged: Access Industries and its affiliate, Basell AF (collectively, “Basell”) and Hexion.

     26. In early June 2007, Huntsman’s senior management made presentations to potential acquirers, including Hexion, in which it presented the “New Huntsman” as a focused differentiated chemicals company with five stable lines of business that could generate higher margins and produce significant growth. In the course of its due diligence meetings, Huntsman provided bidders with projections for the “New Huntsman” for the next five years that forecast EBITDA increasing from $960 million in 2006, to $1.027 billion in 2007, to $1.289 billion in 2008 and, with further yearly increases, to $1.661 billion in 2011.

     27. Huntsman also presented Hexion with a positive picture of its balance sheet. While Huntsman’s actual net debt was $4.008 billion at the end of the first quarter of 2007, Huntsman’s due diligence presentations indicated that Huntsman expected its net debt to decline by approximately $■■■■ by the end of 2008. This decline would result from the application of free cash flow from operations, $■■■■ in proceeds from the agreed-upon sales of Huntsman’s U.S. Polymers and Base Chemicals businesses and $■■■■ in net insurance proceeds Huntsman expected to recover in 2007, to repay borrowings. As a result of this debt repayment program, net debt was expected to decrease to $■■■■ by the end of 2008 (after adjusting the estimates upwards to reflect payment of a $100 million termination fee to Basell).

C.    Huntsman negotiates a deal with Hexion.

     28. Around the same time due diligence was being conducted, Huntsman began negotiating the terms and conditions of a potential deal with Hexion. In its initial proposed Merger Agreement, on June 8, 2007, Huntsman requested that one or more of the Apollo entities provide a sponsor equity commitment letter, under which one or more of the Apollo entities would provide additional equity for the transaction, and a sponsor guarantee, whereby one or more of the Apollo entities would guarantee certain of Hexion’s obligations, including payment of any termination fee. Between June 12 and June 19, 2007, the Apollo entities refused these requests and insisted that the Apollo entities would have no obligation to provide financing of any type for the Merger. Huntsman ultimately agreed that no Apollo entity would provide a sponsor equity commitment letter or a sponsor guarantee.

     29. Rather, as Huntsman well understood and agreed, Hexion’s proposal would be funded entirely with debt financing (along with available cash at the companies). No Apollo entity would provide either a sponsor guarantee or an equity commitment. Hexion provided Huntsman with Hexion’s Commitment Letter, which detailed the total amount of debt financing that would be available and the terms and conditions upon which the debt financing would be provided. Because the entirety of the funding was to come from debt raised on the combined Hexion/Huntsman, Huntsman and its financial advisor sought and received additional information to assure itself that Hexion, when combined with Huntsman, could support the borrowings necessary to consummate the transaction and finance the operations of the combined company.

     30. In addition, the parties engaged in detailed negotiations over potential remedies in the event problems with the Merger arose. Huntsman and Hexion agreed that Huntsman would not have the right to seek specific performance of Hexion to close the transaction. Hexion did agree that if one or both of the banks that had committed to provide the debt financing to fund Hexion’s purchase wrongfully failed to do so, Hexion would sue the bank to compel it to fund its portion of the financing. But if Hexion were unable to secure the financing necessary to consummate the Merger and all other conditions were satisfied, Huntsman was only entitled to liquidated damages: a $325 million termination fee.

     31. The $325 million termination fee was to be the only monetary remedy available to Huntsman in connection with the Merger, except in the case of fraud or a knowing and intentional breach by Hexion, circumstances not present here. The parties agreed, after specific negotiation on the point, that Huntsman would have no claim against any of the Apollo entities whatsoever in any way related to the Merger, except in the narrow case of fraud, again inapplicable here. In recognition of Huntsman’s limited rights and its concerns about Hexion’s ability to pay the termination fee, Huntsman negotiated for Hexion to obtain a separate commitment from the banks to loan Hexion $325 million to pay the termination fee — even if the banks did not fund the Merger itself.

     32. The parties also negotiated extensively and specifically over the forum for any disputes related to the Merger. While Huntsman’s initial draft of the Merger Agreement included choice-of-law and exclusive forum selection clauses that required any dispute arising under the Merger Agreement to be litigated in Delaware courts under Delaware law, on June 19, 2007, Huntsman proposed to change these clauses to provide that any claims related to the Merger Agreement be adjudicated by Texas courts under Texas law. Hexion refused and maintained that — given that Huntsman is a Delaware company, that the combined Huntsman and Merger Sub would be a Delaware company, and that Delaware law and Delaware courts have extensively addressed issues related to corporate mergers — Delaware law should govern and Delaware courts should be the exclusive forum.

     33. Even though it is headquartered in Utah, Huntsman continued to negotiate for a Texas forum, proposing that while Delaware law would apply, Texas courts would adjudi-

cate any disputes. Hexion refused this proposal. Huntsman then proposed that Texas courts would decide a claim related to the termination fee. Hexion refused. Huntsman then proposed that while Delaware law would govern, the Merger Agreement would be silent on the forum for disputes. Hexion again refused and continued to demand that Delaware courts be the sole venue for any dispute. Finally, as one of the last deal points, Huntsman acceded to Hexion’s position and agreed that the Merger Agreement would specifically provide that Delaware law would govern and that the sole jurisdiction for any disputes related to the Merger and related transactions would lie with the Delaware courts.

D.     Huntsman decides to accept a higher price from Hexion and assume a greater risk that the deal would not close.

     34. At the same time that it was negotiating a transaction with Hexion, Huntsman was also negotiating with Basell. At approximately 8:45 p.m. on June 25, 2007, Huntsman executed a merger agreement with Basell providing for an acquisition of Huntsman at $25.25 per share. Huntsman accepted this bid from Basell even though Hexion had bid $26 per share, $0.75 per share more than Basell, after considering the fact that a transaction with Hexion would be subject to a longer regulatory approval period and that this delay would create a greater risk that the deal would not close for any of a number of reasons, including a failure of the financing.

     35. In response, later that night, Hexion raised its proposed purchase price to $27 per share, and, on June 29, 2007, increased its proposal again to $27.25 per share, with the purchase price increase to be funded through additional debt. Basell contended that its offer was still superior because, among other things, the quicker time to close the Basell deal reduced the risk that Huntsman would incur a material adverse effect in its business prior to closing and the Basell merger agreement had less completion risk than the Hexion proposal.

     36. Notwithstanding Basell’s contentions, and notwithstanding the fact that, as reflected in the Huntsman Proxy Statement seeking shareholder approval of the Merger, Huntsman’s financial advisor, Merrill Lynch, agreed that a deal with Hexion carried greater completion risk, Huntsman determined that Hexion’s proposal was likely to lead to an offer superior to the Basell deal and resumed negotiations with Hexion. In making this decision, Huntsman’s board expressly considered the fact that Hexion, and not the Apollo entities, would be the ac-quiror and received advice from Merrill Lynch that the projected debt levels of a merged Hex-ion-Huntsman entity were within the range of transactions that were being financed in the market at that time.

     37. On July 8, 2007, Hexion agreed to raise its purchase price again to $28 per share to compensate Huntsman for accepting both the risk that a Hexion deal would take a longer time to close and the risk that a Hexion deal had a greater risk of not closing at all. As Huntsman set forth in its Proxy Statement, Huntsman recognized and considered that the longer time to complete the Hexion deal subjected Huntsman to increased risk that it “could be subject to an event that could be deemed a material adverse effect . . . which would allow Hexion to refuse to consummate the merger” and to the “risk of a deterioration in the financial markets over the period of time necessary to obtain the required regulatory approvals and the possibility that Hexion [would] be unable to obtain the necessary financing proceeds, including obtaining the debt financing proceeds from its lenders.” Nevertheless, after weighing this increased completion risk against the other aspects of Hexion’s proposal, including its per share purchase price $2.75 higher than Basell’s bid, the Huntsman directors exercised their reasonable business judgment to approve a deal with Hexion.

E.    The parties execute the Merger Agreement.

     38. Accordingly, on July 12, 2007, Hexion and Huntsman entered into a definitive Merger Agreement providing for the acquisition of Huntsman by Hexion, through the merger of Merger Sub and Huntsman, at $28 in cash per share provided that certain conditions were met. A copy of the Merger Agreement is annexed hereto as Exhibit A.

     39. The Merger Agreement provided for an initial termination date of April 5, 2008, with two 90-day extensions permitted if certain conditions were met. On April 5, 2008, the termination date was extended to July 4, 2008.

     40. In Section 3.2(e) of the Merger Agreement, Hexion represents that “[t]rue, correct and complete copies of the debt commitment letter dated the date of this Agreement from affiliates of Credit Suisse and Deutsche Bank (the “Commitment Letter”) providing for debt financing as described therein (the “Financing”), subject to the terms and conditions set forth therein....” Hexion further represented that, as of the date of the Merger Agreement, the proceeds contemplated to be provided by the Commitment Letter would be sufficient for the post-Merger company combining Merger Sub and Huntsman to “pay the aggregate Merger Consideration . . . the aggregate Option Consideration, any repayment or refinancing of debt contemplated in the Commitment Letter and fees and expenses of Parent, Merger Sub and their respective Representatives incurred in connection with the Transactions (collectively, the “Required Amounts”).”

     41. Section 5.12 of the Merger Agreement sets forth Hexion’s specific obligations with respect to obtaining financing for the Merger. Hexion is required to “use its reasonable best efforts” to do “all things necessary, proper or advisable to arrange and consummate the

Financing on the terms and conditions described in the Commitment Letter,” including a number of specified actions to secure and consummate the Financing.

     42. The Merger Agreement purposely does not impose any obligations to obtain additional financing beyond the Financing provided by the existing Commitment Letter; the only requirement is that if “any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to [Hexion] for any reason,” Hexion must use “reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (‘Alternate Financing’)” on “terms and conditions (including termination rights and funding conditions) no less favorable to [Hexion] than those included in the Commitment Letter.”

     43. Section 5.13(d) of the Merger Agreement requires Hexion to give Huntsman prompt notice upon becoming aware of “any condition, event or circumstance” that will result in certain of Hexion’s representations or warranties (including the representation concerning sufficiency of the Financing to pay the Required Amounts) not being true as of closing. Likewise, under Section 5.12(b) of the Merger Agreement, Hexion must provide Huntsman with “prompt notice of any material adverse change with respect to” the Financing, including if “for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.”

     44. Nothing in the Merger Agreement requires, or even contemplates, that Hexion or any of the Apollo entities are required to secure any equity commitment for the transaction. As set forth above, it was understood and agreed by Huntsman prior to execution of the Merger Agreement that the Merger would be financed entirely by debt and available cash at the two companies, and that there would be no sponsor equity commitment letter or sponsor guarantee. Huntsman confirmed this understanding in its 2007 Annual Report on Form 10-K, where it stated that “while Hexion is owned by affiliates of Apollo Management, L.P., Apollo Management, L.P. is not obligated to contribute additional equity to us or Hexion in order to consummate the Merger.”

     45. Section 6.2(e) of the Merger Agreement sets as a condition precedent to Hexion’s obligations to effect the Merger that “[t]here shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.”

     46. The definition of “Company Material Adverse Effect” is contained in Section 3.1(a)(ii) of the Merger Agreement. It provides in relevant part:

“Company Material Adverse Effect” means any occurrence,
condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the
Company and its Subsidiaries, taken as a whole; provided,
however, that in no event shall any of the following constitute a
Company Material Adverse Effect: (A) any occurrence, condi-
tion, change, event or effect resulting from or relating to
changes in general economic or financial market conditions,
except in the event, and only to the extent, that such occur-
rence, condition, change, event or effect has had a dispropor-
tionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical
industry; (B) any occurrence, condition, change, event or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally) except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Com-
pany and its Subsidiaries, taken as a whole, as compared to
other Persons engaged in the chemical industry...	(Emphasis
added.)

     47. Accordingly, the parties specifically contemplated that occurrences, conditions, changes, events or effects either relating to general economic or financial market conditions or affecting the chemical industry generally could give rise to a Company Material Adverse Effect, to the extent that they impacted Huntsman and its subsidiaries, taken as a whole, in a disproportionate manner compared to others engaged in the chemical industry.

     48. Section 7.1 of the Merger Agreement provides for rights to terminate under a number of specified circumstances, including, among others, a right to terminate, under Section 7.1(e), by Huntsman if the conditions precedent to Hexion’s obligations under Sections 6.1 and 6.2 have been satisfied (including the absence of any Company Material Adverse Effect) and the Merger has not been consummated by the Termination Date, other than as a result of Huntsman’s refusal to close in violation of the Merger Agreement.

     49. The Merger Agreement also provides for a termination fee in certain circumstances. Section 7.3(d) of the Merger Agreement provides that, among other circumstances, if Huntsman terminates pursuant to Section 7.1(e) for failure of the Merger to be consummated when the conditions precedent to Hexion’s obligations have been satisfied, Hexion must pay a termination fee of $325 million to Huntsman. As alleged above, in order to assure that the termination fee would be paid, the Commitment Letter provided for a separate loan facility for payment of the termination fee under the Merger Agreement of up to $325 million.

     50. In Section 7.3(f) of the Merger Agreement, the parties acknowledge that the termination fee is “liquidated damages in a reasonable amount that will compensate [Hexion] or [Huntsman], as the case may be, in the circumstances in which such fees are payable and which do not involve fraud or a knowing or intentional breach as described in Section 7.2(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agree-

ment and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.”

     51. The Merger Agreement further expressly precludes any claim by Huntsman seeking specific performance by Hexion to consummate the Merger. Section 8.11 provides that “the parties acknowledge that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger.” Huntsman only retained the limited ability to specifically enforce Hexion’s “obligation to draw upon and cause the Financing to be funded” if the conditions to Hexion’s obligations to close (including the absence of a Company Material Adverse Effect) were satisfied and the Financing or Alternate Financing was actually available.

     52. The termination fees and specific performance provisions are “the sole and exclusive remedies” available to Huntsman “for any loss suffered as a result of the failure of the Merger to be consummated” against Parent, Merger Sub or any related entities, including the Apollo entities, except in the case of fraud (which is inapplicable here) or, against Parent and Merger Sub only, for a “knowing and intentional breach” of a Merger Agreement covenant (which also is inapplicable here). Thus, Section 7.3(f) provides:

Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section
7.3 and in Section 7.4 and the specific performance remedies set forth in Section 8.11 shall be the sole and exclusive remedies of
(A) the Company and its Subsidiaries against Parent and Merger
Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representa-
tives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to Parent and Merger
Sub only, a knowing and intentional breach as described in Section

7.2(b), and upon payment of such amount, none of Parent or
Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby ex-
cept in the case of fraud or, with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section
7.2(b).

F.      The terms of the Commitment Letter require a solvency certificate.

     53. The Commitment Letter, dated July 11, 2007, entered into by Credit Suisse, Deutsche Bank and Hexion in connection with the Merger provides for an $8.4 billion senior secured term loan facility, $5.95 billion in notes (or a bridge loan) and a $1 billion revolving credit facility. Hexion sized the revolving facility at $1 billion based on the needs of a global chemical company with more than $15 billion in annual revenues. At signing, Hexion expected to have the entire $1 billion available under the revolving facility after close. On November 16, 2007, with Huntsman’s approval, Hexion entered into a supplemental agreement with Credit Suisse and Deutsche Bank to allow the banks, if necessary, to reallocate $1 billion of the term loan and the $1 billion revolving facility into a $2 billion asset based revolving credit facility.

     54. At closing, the term loan and notes provided for by the Commitment Letter must be used to pay for: (a) the merger consideration to be paid to Huntsman shareholders; (b) the repayment and refinancing of Huntsman and Hexion debt required by the Commitment Letter; (c) fees and expenses related to the Merger; and (d) any other liabilities, including additional pension funding, that would be due at closing. Pursuant to the Commitment Letter, only a portion of the revolving facility can be used to fund the closing if necessary; the balance is required to remain available to fund the merged company’s working capital and other cash flow needs.

     55. The Commitment Letter sets as a condition precedent to financing the delivery of a “customary and reasonably satisfactory . . . certificate from the chief financial officer of [Hexion] or the chief financial officer of [Huntsman] or an opinion from a reputable valuation firm with respect to solvency (on a consolidated basis) of the Borrower and its subsidiaries on the Closing Date after giving effect to the Transactions . . . to be in form and substance customary for recent financings of this type with portfolio companies controlled by affiliates of or funds managed by” Apollo Management Holdings, L.P. and its affiliates (“Apollo Management Holdings”).

     56. Customary solvency certificates for recent financings of this type with portfolio companies controlled by affiliates of Apollo Management Holdings provide that: (a) the aggregate value of the borrower’s total assets exceeds its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (b) the borrower has the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (c) the borrower does not have an unreasonably small amount of capital with which to conduct its business.

G.    Huntsman’s net debt increases dramatically.

     57. As alleged, based on cash flow projections that Huntsman presented to Hexion during the course of due diligence, Huntsman’s net debt (accounting for a one-time $100 million termination fee paid to Basell) was expected to decline from $4.008 billion as of March 31, 2007, to $■■■■ by the end of 2007, to $■■■■  by the end of the first quarter of 2008, to $■■■■  by the end of the second quarter of 2008, to $■■■■  by the end of the third quarter of 2008 and to $■■■■  by the end of 2008.

     58. Relying in part on Huntsman’s projections, Hexion developed its own, more conservative, readily achievable projections for Huntsman, both to assure itself that the deal could succeed in light of the expected highly leveraged capital structure and to present Credit Suisse and Deutsche Bank. Hexion’s projections showed net debt decreasing to $■■■■ by the end of 2007 (assuming the divestiture proceeds were received and applied to repay debt and adjusting for the $100 million termination fee). Hexion expected that Huntsman’s net debt would continue to decrease in 2008, as Hexion expected Huntsman to generate free cash flow in 2008.

     59. As alleged, neither party’s expectations have been met. Although Huntsman did receive the expected $■■■■  in proceeds from the sales of its U.S. commodity Base Chemicals and Polymers businesses in the second half of 2007, its net debt has actually increased — not decreased, as projected — from the first quarter of 2007 to the first quarter of 2008. Huntsman’s total net debt at the end of the first quarter of 2008 was $4.108 billion, $■■■■  more than expected based on the cash flow projections provided by Huntsman during due diligence in June 2007 and approximately $■■■■  more than Hexion projected pre-signing.

60. ■■■■ ■■■■ ■■■■
■■■■ ■■■■ ■■■■
■■■■ ■■■■ ■■■■

61. ■■■■ ■■■■
■■■■ ■■■■ ■■■■
■■■■ ■■■■ ■■■■

H. Huntsman’s financial performance deteriorates.

     62. The increase in Huntsman’s net debt directly ■■■■■■■■ diminishes the equity value of the company and is attributable, in part, to the unexpected and material decline in Huntsman’s financial performance. After experiencing stable financial results in the quarters immediately before signing, Huntsman experienced three increasingly poorer quarters in a row, whether measured either by EBITDA or adjusted earnings before interest and taxes from continuing operations (“EBIT”).

     63. ■■■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■■■■■■■■

     64. The decline in EBIT is particularly significant because, since Huntsman uses capital assets in its business, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue. Indeed, Huntsman itself cautioned in its most recent Annual Report on Form 10-K that EBITDA has “material limitations” in evaluating the profitability of the company.

     65. Huntsman’s underperformance began in the third quarter of 2007, just after the Merger Agreement was signed. In the second half of 2007, Huntsman missed its own pre-signing projections for EBITDA by $■■■■, a %■ miss:

Huntsman EBITDA (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07
Huntsman Pre-Signing Projection	■■■	■■■	$1027
Hexion June 2007 Projection	--	--	■■■
Actual Results	$484	$429	$913
FY 07 Actual vs. Huntsman Pre-Signing		■■■	-$114
Projections
FY 07 Actual vs. Huntsman Pre-Signing		■■■
Projections (as %)

     66. Huntsman’s miss on EBIT was even greater:

Huntsman EBIT (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07
Huntsman Pre-Signing Projection	■■■	■■■	■■■
Hexion June 2007 Projection	■	■	■■■
Actual Results	■■■	■■■	$533
FY 07 Actual vs. Huntsman Pre-Signing		■■■	■■■
Projections
FY 07 Actual vs. Huntsman Pre-Signing		■■■
Projections (as %)

     67. The deterioration in Huntsman’s financial performance accelerated in the first quarter of 2008. Huntsman reported EBITDA of just $188 million, a decrease of $53 million year-over-year from the first quarter of 2007. Across the board, Huntsman’s business metrics reflected significant year-over-year decline compared to the first quarter of 2007, with adjusted earnings per share down 72% and EBIT down 35%. The annualized EBITDA run rate based on the first quarter of 2008 was $753 million, more than 40% off Huntsman’s pre-signing forecast of $1.289 billion for 2008. The annualized EBIT run rate based on the first quarter of 2008 was $378 million, more than ■% off Huntsman’s pre-signing forecast of $■■■■ for 2008.

  68. ■■■■ ■■■■ ■■■■ ■■■■
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■■■■ ■■■■ ■■■■ ■■■■ ■■■■

  69. ■■■■ ■■■■ ■■■■ ■■■■
■■■■ ■■■■ ■■■■ ■■■■ ■■■■
■■■■ ■■■■ ■■■■ ■■■■ ■■■■

Huntsman EBITDA Projections for 2008

[redacted]

Huntsman EBIT Projections for 2008

[redacted]

     70. This dramatic decline in Huntsman’s consolidated financial performance resulted from underperformance in three of Huntsman’s five business lines: Performance Products, Pigments and Textile Effects.

I.   Huntsman Performance Products business has underperformed.

     71. ■■■■■■■■■■■■■■
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     72. ■■■■■■■■■■■■■■
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     73. ■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■■■■■

J.    Huntsman’s Pigments business has drastically deteriorated.

     74. Huntsman’s Pigments division is a global manufacturer and marketer of titanium dioxide, a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. There are two manufacturing processes for the production of titanium dioxide: the sulfate process, which relies on the use of sulfuric acid, and the chloride process, which relies on the use of chlorine gas. Unlike its major global competitors, the significant majority of Huntsman’s titanium dioxide production capacity relies on the sulfate process.

     75. In the third quarter of 2007, the prices of sulfur and sulfuric acid, which is used predominantly in the manufacture of fertilizer, began increasing dramatically. Sulfuric acid prices are now over three times higher in some markets than they were at signing. Driven largely by these higher sulfur and sulfuric acid prices, beginning in the third quarter of 2007, Huntsman’s Pigments division began experiencing a drastic and persistent falloff in performance. As shown below, viewed against any benchmark, the results from the second half of 2007 and the first quarter of 2008 indicate a material impairment in Huntsman’s Pigments business:

2007 EBITDA for Huntsman Pigments Business (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07	1Q08
Actual Results	$44	$10	$54	$12
Compared to:
Prior Year Results		-79%	-54%	-49%
Huntsman June 2007 Projections		■■■	■■■	■
Hexion June 2007 Projections		■	■■■	■

2007 EBIT for Huntsman Pigments Business (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07	1Q08
Actual Results	■■■	■■■	-$36	■■■
Compared to:
Prior Year Results		■	-198%	■■■
Huntsman June 2007 Projections		■■■	■■■	■
Hexion June 2007 Projections		■	■■■	■

     76. ■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■

     77. With high prices for sulfuric acid expected by Huntsman to persist through 2010 or later, Huntsman will suffer a long-term impairment in its titanium dioxide business. That impairment is reflected in Huntsman’s own projections for 2008:

Huntsman Projections for 2008 EBITDA
Pigments

[redacted]

Huntsman Projections for 2008 EBIT
Pigments

[redacted]

     78. In light of the foregoing, before Hexion received Huntsman’s May results, Hexion lowered its own 2008 EBITDA forecast for Huntsman’s Pigments segment from $■■■■ pre-signing to approximately $■■■■ and lowered its 2008 EBIT forecast from $■■■■ pre-signing to ■■■■ now. And Hexion projects that this decline in profitability will persist at least through 2010, as sulfur prices are currently expected to remain high at least through that year. This sharp downturn in the profitability of Huntsman’s Pigments division contrasts with generally flat earnings for other companies engaged in the chemical industry.

     79. Huntsman is particularly sensitive to the price of sulfuric acid compared to other chemical companies. As alleged, Huntsman is far more reliant on the sulfate process than its global competitors, and thus has been disproportionately impacted by the drastic rise in sulfuric acid prices. Huntsman’s four major industry competitors together use the chloride process to produce approximately 85% of their titanium dioxide; DuPont, the world’s largest manufacturer of titanium dioxide pigments, relies entirely on the chloride process. Moreover, because Huntsman must keep prices in line with other titanium dioxide manufacturers to be competitive and because the increase in sulfur prices has far outstripped price increases for chlorine, Huntsman cannot increase titanium dioxide prices sufficiently to account for its increased costs.

K.    Huntsman’s Textile Effects business has performed even worse than Pigments.

     80. The results in the Huntsman Textile Effects business since the Merger Agreement was signed are even worse. In the first quarter of 2008, EBITDA for Textile Effects was ■■■■ — essentially zero — off ■% year-over-year from the first quarter of 2007. ■■■■■■■■

 ■■■■■■■■■■■■■■■■■■■■

     81. ■■■■■■■■■■■■
■■■■■■■■■■■■■■■■
■■■■■■■■■■■■■■■■■■■■

     82. ■■■■■■■■ EBITDA and EBIT for Textile Effects in the second half of 2007 were sharply lower than results for the first half of 2007, ■■■■■■■■■■■■

2007 EBITDA for Huntsman Textile Effects Business (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07	1Q08
Actual Results	$40	$25	$65	$■■■
Compared to:
Huntsman June 2007 Projections		■■■	■■■	■
Hexion June 2007 Projections		■	■■■	■

2007 EBIT for Huntsman Textile Effects Business (in millions)

	Pre-Signing	Post-Signing
	1H07	2H07	FY 07	1Q08
Actual Results	$■■	$■■	■■■	■■■
Compared to:
Huntsman June 2007 Projections		■■■	■■■	■
Hexion June 2007 Projections		■	■■■	■

  83. ■■■■■■■■■■■■
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     84. ■■■■■■■■■■■■■■■■■■
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     85. The deterioration in Huntsman’s Textile Effects business is company-specific, and not reflective of conditions affecting the chemical industry generally. As alleged above, the chemical industry has experienced largely flat earnings over the period since the Merger Agreement; Huntsman’s Textile Effects earnings, in contrast, have fallen off a cliff. Moreover, even in the narrower textile effects segment, Huntsman’s earnings have been adversely impacted substantially more than those of its direct competitors.

L.    Huntsman has suffered a material adverse effect in its business.

     86. As a result of all of this, instead of being the diversified differentiated chemicals company with five healthy major business lines, Huntsman is now a company with two of its five business lines — Pigments and Textile Effects — significantly impaired and a third — Performance Products — underperforming for reasons that are uncertain.

     87. ■■■■■■■■■■■■■■■■■■■■■
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     88. ■■■■■■■■■■■■■■■■■■■■■
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     89. Before receiving Huntsman’s May 2008 results, in light of the poor performance of Huntsman’s business in the last half of 2007 ■■■■■■■, Hexion estimated that Huntsman would generate approximately $■■■■ in EBITDA and $■■■■ in EBIT in 2008. ■■■■■■■■■■■■■■

     90. The deterioration in Huntsman’s earnings power substantially and materially changes the economics of the Merger for Hexion for the worse, and would be material to a reasonable acquirer. Instead of generating the cash flow needed to pay down debt, to implement synergies post-Merger and to seize upon any growth opportunities,■■■■■■■■■■■■■■■■■■■■The combination of reduced earnings and increased debt has led to a drastic decline in the equity value of the company. Accordingly, if the conditions to closing were to be measured now, Huntsman would be reasonably expected to have a material reduction in its future income over a durationally significant period.

M.    Duff & Phelps advises the Hexion Board that the merged company would be insolvent.

     91. While Hexion’s net debt has also increased and its earnings have under-performed against expectations, Hexion on a standalone basis has maintained a stable capital structure, with no significant debt maturities until 2013 and ample liquidity at the end of the first quarter of 2008. Hexion believes that, if Huntsman had performed as expected, the sufficiency of the Financing to close the Merger and the solvency of the combined company post-Merger would not have been issues.

     92. In light of concerns about Huntsman’s poor financial performance and increasing net debt, Hexion engaged Duff & Phelps, an independent valuation firm, to advise Hexion on whether the combined Hexion and Huntsman, after giving effect to the Merger and related transactions, would be solvent. Hexion also engaged pension consultants in the United States and the United Kingdom to evaluate whether, in light of the significant increase in the debt load and substantial decrease in the earnings power of the merged company, Hexion would be required to make substantial additional contributions to underfunded pension plans prior to closing the deal.

     93. The pension consultants concluded that the fact that the merged company would have a higher debt load and lower earnings than originally contemplated will likely trigger substantial increases in the additional pension funding needed at closing in both the United States and the United Kingdom. Based on the information available and the expected financial condition of the merged company, the consultants have advised Hexion that the Pension Benefit Guaranty Corporation (“PBGC”) likely will demand that Hexion contribute approximately $■■■ prior to closing to satisfy its pension obligations, while in the UK, Hexion likely will have to contribute approximately $■■■■ at closing in order to reach a settlement with the plans’ trustees sufficient to obtain clearance from the U.K. Pensions Regulator.

     94. As a result of a combination of these pension obligations and the increase in Huntsman’s net debt (and to a lesser extent the increase in Hexion’s net debt), based on Huntsman’s April 2008 results, Hexion estimated that there would be a funding gap of $■■■■ between the $14.76 billion available under the Commitment Letter coupled with $■■■■ available cash and the $■■■■ necessary to close the transaction. However, ■■■■■■■■■■■■■■■■, Hexion now believes that the funding gap■■■■■■■■■■■■■■■■.

     95. After completing its analysis, on June 18, 2008, Duff & Phelps delivered an opinion to Hexion’s Board of Directors that the combined company would not be solvent after giving effect to the consummation of the Merger and related transactions. A copy of Duff & Phelps’ opinion letter is attached hereto as Exhibit B. Based on, among other things, ■■■■■■■■■■■■■■■■, Duff & Phelps concluded that, if the Merger were to be consummated under the terms and conditions of the Merger Agreement:

     (a) giving effect to the substantial funding gap, the total liabilities of the post-Merger combined company would exceed the fair saleable value of its assets by approximately $■■■■ based on the enterprise value of the company as derived from a discounted cash flow analysis and an analysis of trading multiples for selected comparable companies;

     (b) even if one assumed (contrary to fact) that the substantial gap between the amounts available under the Commitment Letter and the amounts due at closing were somehow to be funded with no interest expense, the merged company would exhaust its available liquidity within ■■■■ of closing and would not have the ability pay its total debts and liabilities as they come due in the usual course of business; and

     (c) again, even if one assumed (contrary to fact) that the substantial gap between the amounts available under the Commitment Letter and the amounts due at closing were somehow to be funded, the merged company would be a highly leveraged company with a ratio of debt to EBITDA of approximately ■■■■ at closing, would be unable to satisfy its current and projected capital needs from its current and projected capital sources and, as a result, would have an unreasonably small amount of capital with which to conduct its business.

N.    Hexion provides notice to Huntsman that it does not believe that the proceeds of the Commitment Letter will be sufficient to close the Merger.

     96. After receiving and reviewing Duff & Phelps opinion and the advice of the pension consultants, Hexion determined that:

     (a) it no longer had a good faith belief that a solvency certificate reasonably satisfactory to Credit Suisse and Deutsche Bank could be obtained prior to the Termination Date of the Merger Agreement; and

     (b) it no longer had a good faith belief that there are sufficient funds available under the Commitment Letter, together with available cash at Hexion and Huntsman, to close the Merger.

     97. In light of the foregoing, on June 18, 2008, as required by Sections 5.12(b) and 5.13(d) of the Merger Agreement, Hexion notified Huntsman that it no longer believed: (a)

that the proceeds contemplated by the Commitment Letter would be sufficient for Hexion to pay the liabilities that would be due at closing; and (b) that Hexion would be able to obtain all or any portion of the Financing contemplated by the Commitment Letter, in both cases because Hexion did not believe that Credit Suisse and Deutsche Bank could be provided with a reasonably satisfactory solvency certificate.

     98. Hexion has complied, and will continue to comply, with its obligations under the Merger Agreement, including its obligations under Section 5.4 with respect to antitrust and other regulatory approvals, and under Section 5.12 of the Merger Agreement with respect to efforts to secure financing. Hexion has used, and will continue to use, its reasonable best efforts to take all actions necessary, proper or advisable to consummate the Financing on the terms and conditions described in the Commitment Letter. Hexion will also use its reasonable best efforts to obtain Alternate Financing on terms and conditions no less favorable to Hexion as those included in the Commitment Letter. However, given the current credit climate and the weakened capitalization and cash flow position at Huntsman and, to a lesser extent, Hexion, Hexion does not believe that such Alternate Financing will be available.

     99. Accordingly, notwithstanding Hexion’s satisfaction of its obligations under the Merger Agreement with respect to obtaining and securing financing, Hexion believes that the Merger cannot be consummated under the terms and conditions of the Merger Agreement.

FIRST CAUSE OF ACTION

(Declaration that Hexion’s liability to
Huntsman is limited to no more than $325 million)

     100. Plaintiffs repeat and reallege the allegations of paragraphs 1 through 99 as if fully set forth herein.

     101. As alleged above, the Merger Agreement contemplates that funding of the Merger and related transactions would be provided solely through the Financing contemplated by the Commitment Letter, or Alternate Financing as set forth in Section 5.12(c) .

     102. Hexion has satisfied and will continue to satisfy its obligations under Section 5.12 specifically addressing the Financing and Alternate Financing, including using reasonable best efforts to consummate the Financing on the terms and conditions described in the Commitment Letter.

     103. Huntsman and Hexion each continue to be profitable and solvent companies on a standalone basis. However, as alleged, as part of the Merger, the combined company will incur substantial new, additional liabilities.

     104. Notwithstanding Hexion’s compliance with Section 5.12, for the reasons alleged above, Hexion does not believe that the proceeds contemplated to be provided by the Commitment Letter will be sufficient to pay the liabilities due at closing or that the combined company, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement and Commitment Letter, would be solvent.

     105. Accordingly, Hexion does not believe that the Financing on the terms and conditions contemplated by the Commitment Letter will be available because the amounts available under the Commitment Letter for the Merger are not sufficient to pay the liabilities due at closing and the condition precedent contained in the Commitment Letter of a reasonably satisfactory certificate of solvency of Hexion and its subsidiaries, after giving effect to the proposed merger transactions, cannot be satisfied. Nor does Hexion believe, even using its reasonable best efforts, that it will be able to obtain Alternate Financing on terms and conditions no less favorable to Hexion than those included in the Commitment Letter.

     106. As a result, Hexion believes that the Merger cannot be consummated because the post-Merger combined company would not be solvent after giving effect to the Merger and the Financing contemplated by the Merger Agreement cannot be obtained.

     107. Under Section 7.3(d) of the Merger Agreement, Hexion and Huntsman agreed that if Huntsman terminates the Merger Agreement due to failure of the Merger to be consummated by the Termination Date, notwithstanding the conditions precedent to Hexion’s performance (including absence of a Company Material Adverse Effect) having been satisfied, Hexion would pay a termination fee of $325 million to Huntsman.

     108. Section 7.3(f) of the Merger Agreement establishes that this termination fee should be considered liquidated damages reasonable to compensate Huntsman for the efforts and resources expended and opportunities foregone as a result of the Merger Agreement, and the expectation of the consummation of the transactions contemplated by the Merger Agreement. It further precludes any further monetary remedies against, or liability on the part of, Hexion, absent a fraud or knowing and intentional breach by Hexion, circumstances not present here. Accordingly, Hexion cannot be liable for an amount in excess of the $325 million termination fee as a result of the failure of the Merger to be consummated.

     109. Plaintiffs believe that Huntsman will dispute this and will assert that the liability of Hexion exceeds $325 million.

     110. As a result of the foregoing, an actual case or controversy exists between the parties that is ripe for judicial determination.

     111. In light of all of the foregoing, Hexion requests that the Court enter a judgment declaring that (a) Hexion is not obligated under the Merger Agreement to consummate the Merger if the combined company would be insolvent; and (b) Hexion’s liability to Huntsman arising from or relating to the failure of the Merger to be consummated for the reasons alleged above cannot exceed $325 million.

SECOND CAUSE OF ACTION

(Declaration that Huntsman has
Suffered a Material Adverse Effect)

     112. Plaintiffs repeat and reallege the allegations of paragraphs 1 through 99 as if fully set forth herein.

     113. Under Section 6.2(e) of the Merger Agreement, the obligation of Hexion to consummate the proposed Merger is subject to, among other conditions, the absence of any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably expected to have, a Company Material Adverse Effect after the date of the Merger Agreement.

     114. As alleged in detail above, if the conditions to closing the Merger were to be measured now, events, occurrences, developments, circumstances and facts have occurred since the signing of the Merger Agreement that, individually or in the aggregate, will have, or will reasonably be expected to have, a Company Material Adverse Effect upon the financial condition, business, or results of Huntsman.

     115. Performance Products aside, two of Huntsman’s operating businesses — Pigments and Textile Effects — have suffered substantial deterioration and adverse changes in their financial condition, business, operations and results, since execution of the Merger Agreement. The driving factors behind the deteriorating conditions and changes in these businesses either have not impacted the chemical industry generally or have had a disproportionate impact on Huntsman. The deterioration in the Pigments and Textile Effects businesses is reasonably expected to have an impact on Huntsman’s earnings over a significant period of time.

     116. Plaintiffs believe that Huntsman will dispute this and will assert that, if the conditions to closing were measured now, Huntsman has not suffered a Company Material Adverse Effect on its business.

     117. As a result, an actual case or controversy exists between the parties that is ripe for judicial determination.

     118. In light of all of the foregoing, Hexion requests that the Court enter a judgment declaring that: (a) Huntsman has, since execution of the Merger Agreement, experienced events, changes, effects or developments that have had or are reasonably expected to have, in the aggregate, a Company Material Adverse Effect on Huntsman; (b) if the conditions to closing the Merger were measured now, Hexion would have no obligation to effect the Merger; and (c) Hexion bears no liability, and no obligation to pay any termination or other fee, to Huntsman as a result of the failure of the Merger to be consummated.

THIRD CAUSE OF ACTION

(Declaration that the Apollo Entities Do Not Have
Any Liability to Huntsman in Connection with the Merger)

     119. Plaintiffs repeat and reallege the allegations of paragraphs 1 through 99 as if fully set forth herein.

     120. In Section 7.3(f) of the Merger Agreement, Hexion and Huntsman agreed that the monetary remedies set forth in Sections 7.3 and 7.4 and the specific performance remedies set forth in Section 8.11 “shall be the sole and exclusive remedies” of Huntsman against Hexion and its former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud or if Hexion commits a knowing and intentional breach (which exceptions are not applicable here). Since the Apollo entities are stockholders, managers, agents and/or Affiliates of Hexion, Sections 7.3, 7.4 and 8.11 of the Merger Agreement preclude Huntsman from asserting any claim against the Apollo entities “for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud” or for any “liability or obligation relating to or arising out of this [Merger] Agreement or the transactions contemplated hereby except in the case of fraud,” an exception that is not applicable here.

     121. As alleged in detail above, during negotiations of the Merger Agreement, Huntsman requested that the Apollo entities provide a guarantee of certain obligations of Hexion and that the Apollo entities provide a commitment to invest equity to finance the proposed Merger. Hexion and the Apollo entities repeatedly rejected these requests. Accordingly, the Apollo entities are not guarantors of any of Hexion’s obligations and are not obligated to provide any additional equity whatsoever to fund any portion of the Merger or related transactions.

     122. In order to obtain negotiating leverage they are not entitled to, plaintiffs believe that Huntsman will dispute this and will assert tort or other claims against the Apollo entities seeking extraordinary damages either in this forum or, in violation of the specifically negotiated and express provision designating Delaware as the exclusive forum for the adjudication of disputes, in some other forum.

     123. As a result of the foregoing, an actual case or controversy exists between the parties that is ripe for judicial determination.

     124. In light of all of the foregoing, the Apollo entities request that the Court enter a judgment declaring that neither they, nor any of their former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates, or agents, have any obligations or liability to Huntsman in connection with or under the Merger Agreement.

     WHEREFORE, plaintiffs request that this Court enter a judgment:

     A. Declaring that, Hexion is not obligated under the Merger Agreement to consummate the Merger if the combined company would be insolvent, and that the liability of Hexion to Huntsman for failure of the Merger to be consummated is limited to $325 million under Section 7.3(d) of the Merger Agreement;

     B. Declaring that since execution of the Merger Agreement, Huntsman has suffered a Company Material Adverse Effect, as defined in Section 3.1(a) of the Merger Agreement and as used in Section 6.2(e) of the Merger Agreement, and that, in light of the foregoing, if the conditions to closing were measured today, Hexion would have no obligation to make any payment to Huntsman in connection with the Merger;

     C. Declaring that neither the Apollo entities, nor any of their former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates, or agents, have any obligation or liability of any type whatsoever, whether in contract, tort or otherwise, to Huntsman under or in connection with the negotiation, execution or performance of the Merger Agreement or any of the transactions contemplated thereunder;

     D. Declaring that this Court has exclusive jurisdiction over any dispute of any nature, whether in contract, tort or otherwise, between plaintiffs and defendant relating to or arising out of the Merger Agreement and the transactions contemplated thereby;

     E. Temporarily, preliminarily and permanently enjoining defendant and any of its directors, officers, employees, affiliates or agents and any other person acting in concert with them from asserting or prosecuting any claim against plaintiffs, or any of their respective directors, officers, employees, affiliates or agents, relating to or arising out of the Merger Agreement or the transactions contemplated therein in any other forum; and

     F. For such other, further and different relief as the Court may deem just and proper.

POTTER ANDERSON & CORROON LLP

OF COUNSEL:	By	/s/ Donald J. Wolfe, Jr.

Donald J. Wolfe, Jr. (# 285)
Peter C. Hein		Stephen C. Norman (# 2686)
Marc Wolinsky		Kevin R. Shannon (# 3137)
Jonathan M. Moses		Hercules Plaza
Andrew J. Cheung		1313 North Market Street, 6th Floor
Elaine P. Golin		Wilmington, Delaware 19801
WACHTELL, LIPTON, ROSEN & KATZ		(302) 984-6000
51 West 52nd Street		(302) 658-1192
New York, New York 10019
(212) 403-1000	Attorneys for Plaintiffs
(212) 403-2000

Dated: June 18, 2008
870139